Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or Susan.Busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy To Pay First-Ever
Cash Dividend and
Commence Stock Repurchase

Dividends to total 40 cents per share in fiscal 2004;
management cites strong cash balance and prospects for
continued growth of the business

MINNEAPOLIS, Oct. 21, 2003 – The Board of Directors of Best Buy Co., Inc. (NYSE: BBY) today declared a cash dividend of 40 cents per common share, the first cash dividend ever declared by the Company. The dividend of 30 cents per common share is payable on Dec. 9, 2003, to shareholders of record as of the close of business on Nov. 18, 2003. A quarterly dividend of 10 cents per common share is payable on Jan. 28, 2004, to shareholders of record as of the close of business on Jan. 7, 2004. The two dividend payments allow Best Buy to commence its currently desired rhythm of paying $0.40 per share per fiscal year.

“Our confidence in Best Buy’s growth potential and the strong cash flow generated by our business enable us to focus on growth while sharing some of the financial return directly with our shareholders,” said Brad Anderson, vice chairman and CEO. “The Company remains committed to our new store opening plans, the four strategic initiatives we are pursuing in order to increase the return on our invested capital, and other growth initiatives. At the same time, changes in the federal tax code have made dividend payments more attractive to our investors. These factors enable us to take steps to enhance the return to our existing investors, while potentially attracting new investors to our company.

We believe today’s moves are consistent with our history of delivering shareholder value and with our position as a major national retailer.”

The Company said it also remains committed to a growth strategy that includes the opening of at least 70 stores annually for the next several fiscal years, funded from operating cash flow. In addition, the Company intends to use cash flow from operations to implement specific strategies to improve the profitability of existing stores.

Best Buy To Repurchase Its Shares

The Company said it expects to commence purchasing its shares in the open market under the $400 million share repurchase program previously authorized by the Board of Directors. As of today, $300 million of common stock may be purchased pursuant to that authorization.

“The share repurchase program enables us to meet three key objectives,” stated Darren Jackson, executive vice president – finance and chief financial officer. “It demonstrates our confidence in the ability of our strategies to drive the long-term growth of Best Buy and our belief that the stock market will continue to value that growth. It provides an additional avenue for generating shareholder value by improving our return on invested capital, given the low level of interest rates currently available on cash balances. In addition, repurchasing shares offsets some of the new shares and options we expect to issue under our long-term incentive program for employees and the new employee stock purchase plan.”

As of Aug. 30, 2003, which was the end of the Company’s fiscal second quarter, the Company had 323,627,000 shares outstanding. At that time, Best Buy Co., Inc. had cash and cash equivalents totaling $1.7 billion. The Company’s S&P rating is BBB- (neutral), its Moody’s rating is Baa3 (neutral) and its Fitch rating is BBB (neutral).

Conference Call To Begin at 8 a.m. Eastern

The Company plans to conduct a conference call for analysts, institutional investors and news media at 8 a.m. eastern time today. Individuals may access the live call via the Internet on the Company’s Web site at www.BestBuy.com by clicking on the “For Our Investors” link. Following the live event, the call will be posted on the Audio Archive page of Best Buy’s Web site and may be accessed at any time. Best Buy’s quarterly financial results and news releases can be found on the Internet at the Company’s Web site, www.BestBuy.com, or accessed via Business Wire’s Web site at www.businesswire.com.

The Company is expected to announce its third-quarter revenue on Dec. 4, 2003, and its third-quarter earnings on Dec. 17, 2003.

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (MagnoliaAV.com). The Company’s subsidiaries reach consumers through more than 700 retail stores in the United States and Canada.

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